CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 333-00935 on Form N-1A of our report dated February 20, 2009, relating to the financial statements and financial highlights of the Lou Holland Growth Fund, the sole portfolio of The Lou Holland Trust, appearing in the Annual Report on Form N-CSR for the year ended December 31, 2008 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 27, 2009